PROSPECTUS Dated May 5, 1999                      Pricing Supplement No. 12 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-75289
Dated May 6, 1999                                           Dated June 1, 1999
                                                                Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                 Euro Floating Rate Senior Bearer Notes Due 2006

                                   ----------

         We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2006) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

         We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

         We have applied to the London Stock Exchange Limited for the notes to be admitted on the Official List.

         We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:        Euro 15,000,000

Maturity Date:           June 14, 2006

Settlement and Issue
  Date:                  June 14, 1999

Interest Accrual Date:   June 14, 1999

Issue Price:             100%

Specified Currency:      Euro

Redemption Percentage
  at Maturity:           100%

Base Rate:               EURIBOR.  See also "Interest Rate" below.

Spread (Plus or Minus):  (i) 0.00% per year for each Interest Payment Period commencing on the Issue Date to but excluding the Interest Reset Date scheduled to occur on June 14, 2001.

                         (ii) Plus 1.10% per year for each Interest Payment Period commencing on the Interest Reset Date scheduled to occur on June 14, 2001 to but excluding the Maturity Date. See also "Interest Rate" below.

Spread Multiplier:       N/A

Index Currency:          Euro

Index Maturity:          3 months

Maximum Interest Rate:   N/A

Minimum Interest Rate:   N/A

Initial Redemption Date: N/A

Initial Redemption
  Percentage:            N/A

Annual Redemption
  Percentage Reduction:  N/A

Optional Repayment
  Date(s):               N/A

Interest Payment Dates:  Each March 14, June 14, September 14 and December 14,
                         commencing September 14, 1999; provided that if that day is not a Business Day, the interest payment will be made on the next succeeding day that is a Business Day, unless that succeeding Business Day falls in the next succeeding calendar month, in which case the interest payment will be the immediately preceding day that is a Business Day

Interest Payment Period: Quarterly

Interest Reset Dates:    Each Interest Payment Date

Interest Reset Periods:  The period from and including the previous Interest
                         Reset Date and to but excluding the immediately succeeding Interest Reset Date.

Business Day:            New York, London, TARGET

Calculation Agent:       The Chase Manhattan Bank

Determination Agent:     Morgan Stanley & Co. International Limited

Agent:                   Morgan Stanley & Co. International Limited

Denominations:           Euro 100,000

Common Code:             9847227

ISIN:                    XS0098472276

Other Provisions:        See below

      Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER

Interest Rate:     (i) For each Interest Payment Period commencing on the
                   Issue Date to but excluding the Interest Reset Date scheduled to occur on June 14, 2001, the Interest Rate per year will be the Base Rate plus the Spread.

                   (ii) For each Interest Payment Period commencing on the Interest Payment Date scheduled to occur on June 14, 2001 to but excluding the Maturity Date, the Interest Rate per year will be (a) the sum of Base Rate plus the Spread times (b) the quotient of N divided by M; provided that if Greece becomes a member of the European Monetary Union and adopts the euro in accordance with the EC Treaty as its lawful currency, the Interest Rate will be the Base Rate plus the Spread.

                   N is the number of calendar days in the Interest Reset Period, as determined by the Determination Agent, on which the Reference Rate for that calendar day is less than or equal to 0.80% and greater than or equal to 0.00%; provided that the Reference Rate for a calendar day that is not a Business Day will be the Reference Rate for the immediately preceding Business Day; and provided further that the Reference Rate for the fifth Business Day immediately preceding an Interest Payment Date will be the Reference Rate for each calendar day from and including that fifth preceding Business Day to but excluding the Interest Payment Date. M is the total number of calendar days in the Interest Reset Period. The Reference Rate will be calculated by the Determination Agent.

Reference Rate:    The 5-year GRD Swap Rate minus the 5-year Euro Swap Rate

5-year GRD
  Swap Rate:       The 5-year GRD mid-market annual swap rate (based on
                   actual/365 (fixed) day count fraction versus 6 month
                   Athimid), as the arithmetic average of the rates displayed on Reuters' pages "GREEK" and "DRAK" at or about 10:00 a.m., London time; provided that in the event a page on that service or any other service displaying the 5-year GRD mid-market annual swap rate at or about 10 a.m., London time, becomes available, then the 5-year GRD Swap Rate will be the rate displayed on that page; provided further that if no such rate is observed, the 5-year GRD Swap Rate will be established by the Determination Agent in its sole discretion.

5-year Euro
  Swap Rate:       The 5-year EUR mid-market annual swap rate (based on 30/360 day count fraction versus 6 month EURIBOR) as displayed on Telerate Page "42281" at or about 10:00 a.m., London time;
                   provided that if no rate is observed, the 5-year Euro Swap
                   Rate will be established by the Determination Agent in its sole discretion.